Exhibit 19.1

POLICY ON INSIDER TRADING

This Insider Trading Policy describes the standards of Veris Residential, Inc. (the "Company") on trading, and causing the trading of, securities of the Company, Veris Residential, L.P. (the “Operating Partnership”), and certain other publicly-traded companies while in possession of confidential information. This policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company (collectively, “Covered Persons”), and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, and (ii) executive officers of the Company (collectively, "Insiders").

One of the principal purposes of the federal securities laws is to prohibit so-called "insider trading." Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company's securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "non-public." These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells securities of the Company or the Operating Partnership on the basis of material non-public information that he or she obtained about the Company, the Operating Partnership, or their customers, suppliers, or other companies with which the Company or the Operating Partnership has contractual relationships or may be negotiating transactions.

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PART I

1.APPLICABILITY

This Policy applies to all transactions in securities of the Company or the Operating Partnership, including common stock, options and any other securities that the Company, the Operating Partnership or any other company or entity with which the Company, the Operating Partnership or any of their subsidiaries or affiliates have commercial dealings or relationships may issue, such as preferred stock or units, notes, bonds and convertible securities, as well as to derivative securities relating to any securities of the Company or the Operating Partnership, whether or not issued by the Company or the Operating Partnership or any such other company or entity.
This Policy applies to all employees of the Company and its subsidiaries, all executive officers of the Company and its subsidiaries, all members of the Company's board of directors and all third party consultants, contractors vendors or suppliers to the Company, its subsidiaries or its joint venture partners who from time to time may have access to material non-public information regarding the Company, its subsidiaries, its joint venture partners or other companies with which the Company or the Operating Partnership has contractual relationships or may be negotiating transactions.

2.GENERAL POLICY: NO TRADING OR CAUSING TRADING WHILE IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION

a.No Covered Person may purchase or sell any securities of the Company or the Operating Partnership, whether or not issued by the Company or the Operating Partnership, while in

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possession of material non-public information about the Company or the Operating Partnership. (The terms "material" and "non-public" are defined in Part I, Section 3(a) and (b) below.)
b.No Covered Person who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends.
c.In addition, no Covered Person may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company or the Operating Partnership or any of their respective subsidiaries. No Covered Person who knows of any such material non- public information may communicate that information to any other person, including family and friends.
d.For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the General Counsel and Secretary .
e.Covered Persons must "pre-clear" all trading in securities of the Company, the Operating Partnership or any other company or entity with which the Company, the Operating Partnership or any of their subsidiaries or affiliates have commercial dealings or relationships in accordance with the procedures set forth in Part II, Section 3 below.

3.DEFINITIONS

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A.Materiality. Insider trading restrictions come into play only if the information you possess is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

I.earnings information, including confirmation of or guidance on individual and consensus earnings estimates or the assumptions underlying those estimates;
II.forecasts of financial results of operations, including on a property-by-property basis;
III.significant write-downs in assets or increases in reserves;
IV.developments regarding significant litigation or government agency investigations;
V.changes in auditors or notification from any auditor that the Company or the Operating Partnership may no longer rely on an earlier audit report;
VI.changes in control of the Company or changes in management;
VII.extraordinary borrowings;
VIII.changes in debt ratings;
IX.proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures,

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recapitalizations, tender offers, strategic alliances, joint ventures or purchases or sales of substantial assets;
X.events regarding debt or equity securities of the Company or Operating Partnership, including defaults on securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders and public or private sales of securities, including any securities issued in any subsidiary or joint venture or partnership transaction;
XI.pending statistical reports (such as, consumer price index, money supply and retail figures, or interest rate developments); and
XII.entry into or termination of a material definitive agreement, including the incurrence of additional material indebtedness.

Material information is not limited to historical facts but may also include projections and forecasts. Both positive and negative information can be material. With respect to a future event, such as a merger, securities offering or significant acquisition or disposition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult the General Counsel and Secretary before making any decision

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to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

B.Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and "non- public." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the opening of trading on the second trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:

I.information available to a select group of analysts or brokers or institutional investors;
II.undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
III.information that has been entrusted to the Company or the Operating Partnership on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally the opening of trading on the second trading day following such announcement).

As with questions of materiality, if you are not sure whether information is

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considered public, you should either consult with the General Counsel and Secretary or assume that the information is "non-public" and treat it as confidential.

C.Administration by General Counsel and Secretary. The Company has appointed the General Counsel and Secretary to oversee and administer compliance with this Policy. The duties of the General Counsel and Secretary include, but are not limited to, the following:

I.assisting with implementation and enforcement of this Policy;
II.circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
III.pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and
IV.providing approval of any Rule 10b5-1 trading plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.

4.VIOLATIONS OF INSIDER TRADING LAWS

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

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(a)Legal Liability and Penalties. Insider trading is a top enforcement priority of the U.S. Securities and Exchange Commission (the “SEC”) and the U.S. Department of Justice. Criminal prosecution and the imposition of large fines and/or imprisonment are commonplace.

Anyone who violates the insider trading prohibitions contained in the federal securities laws is subject to potential civil liability and criminal penalties. The civil liability can consist of disgorgement of profits and a fine of up to three times the profit gained or the loss avoided. The criminal penalties can be as much as $5,000,000 and 25 years imprisonment for each violation.

Also, the SEC can seek a civil penalty against a company and its directors and management, either as “controlling persons” who fail to take appropriate steps to prevent illegal trading or as “aiders and bettors” of such conduct. Directors and executive officers could become subject to liability if they knew of, or recklessly disregarded, likely insider trading by an employee under their control. A successful action by the SEC under this provision could result in a civil fine of $1,000,000 or three times the profit gained or the loss avoided, whichever is greater. Criminal penalties can be up to $5,000,000 and 25 years imprisonment for an individual and $25,000,000 for a company.

In addition to the possible imposition of civil damages and criminal penalties on violators and their controlling persons and aiders and abettors, any appearance of impropriety could not only damage the Company’s reputation for integrity and ethical conduct but also impair investor confidence in the Company.

In addition, a person who tips others may also be liable for

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transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. The federal securities laws strictly prohibit any person who obtains material inside information and has a duty not to disclose it from using such information in connection with the purchase and sale of securities. Whether information has been obtained in the course of employment, from friends, relatives, acquaintances or strangers, or from overhearing the conversations of others, trading based on insider information may still violate the law. Your failure to maintain the confidentiality of material nonpublic information about the Company and the Operating Partnership could greatly harm the Company’s ability to conduct business. In addition, you could be exposed to significant penalties and legal action. Tipping also includes recommending the sale, purchase or continued hold of Company securities, the securities of the Operating Partnership or the securities of any other company or entity with which the Company, the Operating Partnership or any of their subsidiaries or affiliates have commercial dealings or relationships or otherwise rendering investment advice with respect thereto. No Insider may engage in any of the activities covered by this paragraph or any paragraph of this Section 4(a).

(b)Company-imposed Penalties. If a person violates this Insider Trading Policy, the Company may impose sanctions, including dismissal or removal for cause. Even if the SEC does not prosecute a case, involvement in an investigation (by the SEC or the Company) can tarnish the director’s or executive’s reputation and damage his or her career.

PART II

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1.Blackout Periods
All Covered Persons are prohibited from trading in the Company's securities during blackout periods as defined below.
a.Quarterly Blackout Periods. Trading in securities of the Company and Operating Partnership is prohibited each quarter during the period beginning five trading days prior to the date the Company’s financial results are publicly disclosed and ending at the opening of trading on the second trading day following the date the Company's financial results are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company's financial results.
b.Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, issuances of debt or equity securities of the Company or Operating Partnership, or significant acquisitions or dispositions) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
c.10b5-1 Trading Plan Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an "Approved 10b5-1 Plan") that:

I.has been reviewed and approved at one month in advance of any trades thereunder by the General Counsel and Secretary (or, if revised or amended, such revisions or

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amendments have been reviewed and approved by the General Counsel and Secretary at least one month advance of any subsequent trades);
II.was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material non-public information about the Company; and
III.gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

(d) Dividend Reinvestment Plan. These trading restrictions do not apply to purchases of Company securities under the Company’s Dividend Reinvestment Plan resulting from a reinvestment of dividends paid on Company securities. The trading restrictions do apply, however, to voluntary purchases of Company securities resulting from additional contributions made to the plan as well as to an election to participate in the plan or to increase the level of participation in the plan. The restrictions also apply to the sale of Company securities purchased pursuant to the plan.

2.Trading Window
Covered Persons are permitted to trade in the Company's securities when no blackout period is in effect. Generally this means that Covered Persons can trade during the period beginning on the second trading day following the date the Company's financial results are publicly disclosed

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each quarter and ending at the close of trading on the sixth trading day prior to the date the Company’s financial results for the next following quarter are publicly disclosed. However, even during this trading window, a Covered Person who is in possession of any material non-public information should not trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re- open the trading window once the special blackout period has ended.

3.Pre-clearance of Securities Transactions

a.Pre-clearance of All Transactions. Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company's securities. Subject to the exemptions in subsection (c) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the General Counsel and Secretary. These procedures also apply to transactions by such person's spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.
b.Timeframe for Completing Approved Transactions. The General Counsel and Secretary shall record the date each request is received and the date and time each request is

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approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading five business days following the day on which it was granted. If the transaction does not occur during the five- day period, pre-clearance of the transaction must be re- requested.
c.Exemptions. Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan or the Company’s Dividend Reinvestment Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the General Counsel and Secretary. Covered Persons are responsible for reporting purchases of shares pursuant to the Company’s Dividend Reinvestment Plan to the General Counsel and Secretary.

4.Prohibited Activities

a.Retirement/Pension Plan Restrictions. Insiders are prohibited from, trading in the Company's equity securities during a blackout period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
b.Prohibition on Short-Swing Profits. Covered Persons, including any person's spouse, other persons living in such person's household and minor children and entities over

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which such person exercises control, are generally prohibited under “short-swing profit rules” from recognizing any gain or avoiding any loss from any purchases or sales of securities that occur within six months. Accordingly, Insiders who purchase Company securities generally may not sell any Company securities of the same class for at least six months after the purchase. The General Counsel and Secretary may grant and exemption from these restrictions upon confirmation that a proposed transaction meets the condition of an applicable exemption from these short- swing profit rules.
c.Confidentiality of Material Non-public Information. The unauthorized disclosure of any material non-public information acquired in connection with work for the Company, the Operating Partnership or any of their respective subsidiaries, vendors, suppliers, or joint venture partners is prohibited.

d.Hedging/Pledging. The Company has adopted a Policy on Hedging and Pledging Securities of the Company and Operating Partnership. Under this Hedging and Pledging Policy, Covered Persons are prohibited from directly or indirectly engaging in hedging or monetizing transactions, through transactions in securities of the Company or Operating Partnership or through the use of financial instruments designed for such purposes. In addition, the Hedging and Pledging Policy also prohibits Covered Persons from pledging or otherwise using any securities of the Company or the Operating Partnership as collateral to secure any loan, including through the use of traditional

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margin accounts with a broker.

5.Duty To Report.

Any person who has supervisory authority over any Company personnel must promptly report to the Company’s General Counsel and Secretary any trading in the Company’s securities by Company personnel or disclosure of material “nonpublic” information by Company personnel which he or she has reason to believe may violate this Insider Trading Policy or the securities laws of the United States.

6.Acknowledgment and Certification
All Covered Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Veris Residential, Inc. Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

(Signature)

(Please print name)
Date:

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